Exhibit 99.1

First Security’s 2008 Diluted EPS Increases 8 Percent

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--First Security Group, Inc. (Nasdaq: FSGI), today announced first quarter 2008 net income of $2.2 million, compared to $2.4 million reported for first quarter 2007. Earnings per diluted share (EPS) was $0.14, compared with $0.13 reported for first quarter 2007.

  Loan Growth: In the first quarter of 2008, loan growth continued to be strong and diversified, increasing 2.5 percent (10.2 percent annualized). First Security has achieved loan growth for each consecutive quarter since its founding in 1999.
  Capital: Tangible book value of First Security’s common stock increased $0.31 per share, or 4.4 percent, for the three months ended March 31, 2008. Also, the tangible capital ratio at 9.9 percent remained firmly above the banking industry’s well capitalized level at quarter-end.
  Asset Quality: Non-performing assets plus 90-day delinquencies to total assets, at quarter-end, were 0.94 percent and the 90-day delinquencies declined on a quarter-over-quarter basis, as well as on a year-over-year basis. As of March 31, 2008, the allowance for loan and lease losses to total loans was 1.16 percent.

Rodger B. Holley, Chairman and CEO of First Security Group, Inc., said, “We continue to successfully balance growth and profitability, which has been our focus since our founding in 1999. I am extremely pleased with our consistent loan growth and attribute this growth to the ability of our experienced lending team to develop and expand relationships with consumers and businesses in middle and east Tennessee and north Georgia.”

Holley added, “Certainly, this is a challenging time for all of us in the banking industry given the current economic conditions and rate environment. At First Security, we are focused on the critical aspects of our business strategy: quality loan growth, a diversified revenue stream and sound asset quality. While today’s business climate will affect our margin and earnings on a short-term basis, we remain focused on our long-term goals of enhancing our franchise value and creating shareholder wealth.”

For the first quarter of 2008, net interest income declined by 2.9 percent, or $344 thousand, compared to the first quarter of 2007, due to a reduction in the net interest margin. The effect of the Federal Reserve’s interest rate cuts of 300 basis points since the first quarter of 2007, combined with the industry-wide challenge in generating core deposits has resulted in a reduction of the net interest margin from 4.86 percent for the first quarter of 2007 to 4.30 percent for the first quarter of 2008. As rates stabilize, First Security’s deposit pricing, which typically lags loan repricing, will begin to reflect the lower rate environment. First Security anticipates the net interest margin to stabilize in the latter half of 2008.

Non-interest income increased by $740 thousand, or 33.4 percent, on a year-over-year basis to $3.0 million with First Security continuing to realize the benefits of developing a diversified income stream. Growth in the wealth management business produced a $91 thousand, or 70.0 percent, increase in trust income. Deposit service fees increased $135 thousand, or 11.8 percent, to $1.3 million. The $65 thousand increase in mortgage loan fees was due to the election to use the fair value option under Statement of Financial Accounting Standards No. 159. In the first quarter of 2007, First Security incurred a one-time securities impairment charge of $584 thousand; subsequently, no securities impairments have been recognized. The quality of the investment portfolio remains high.

Consistent with First Security’s focus on controlling expenses, non-interest expense in the first quarter of 2008 declined by $134 thousand, or 1.3 percent, to $10.1 million from the same period of 2007. Expense savings were achieved through reducing professional fees by transitioning most internal audit functions in-house, as well as decreasing salaries and benefits through efficiency improvements. The number of full-time equivalent employees declined to 366 as of March 31, 2008, from 369 a year ago and 371 at year-end 2007.

First Security has employed a prudent approach to credit underwriting and monitoring and has increased efforts in this area due to slowing of the national economy. Net loan charge-offs as a percentage of average loans annualized was 0.34 percent for the three months ended March 31, 2008. Non-performing assets to total assets was 0.82 percent, and the allowance for loan losses to non-performing assets was 110.9 percent at first quarter end 2008.

Loan balances increased $113.5 million, or 13.1 percent, to $977.4 million at the end of the first quarter 2008 compared to the end of the first quarter of 2007. From year-end 2007 to March 31, 2008, loans grew $24.3 million, or 2.5 percent (10.2 percent annualized), led by increases in 1-4 family residential loans of $10.1 million, or 3.8 percent (15.4 percent annualized), and increases in commercial and industrial (C&I) loans of $9.5 million, or 6.8 percent (27.4 percent annualized). First Security’s loan portfolio is primarily in-market and is well diversified with 27.9 percent in 1-4 family residential, 22.8 percent in commercial real estate, 22.4 percent in construction and development and 15.1 percent in C&I.

At March 31, 2008, total deposits were $935.5 million, an increase of $9.2 million, or 1.0 percent, compared to the end of the first quarter 2007. Core deposits increased $7.7 million, or 1.2 percent (5.0 percent annualized), from December 31, 2007. The increase is attributable to FSGBank’s effective deposit-gathering activities at the branch and regional level, as well as the successful promotion of new products such as remote deposit capture (RDC) for business customers. In the first quarter, the Company’s RDC transaction volume increased by 57 percent over the linked fourth quarter.

First Security maintained capital levels exceeding those for well-capitalized banks and bank holding companies under applicable regulatory guidelines. The tangible equity to tangible assets ratio as of March 31, 2008 was 9.9 percent. Stockholders’ equity at March 31, 2008 was $150.3 million.

Mr. Holley concluded, “At First Security, we are focused on relationship-banking, and fortunately, we have not been distracted by the national liquidity and credit market issues that have weighed heavily on others in the industry. We have a great team in place, and I am confident about our prospects for the balance of the year.”

Web Cast and Conference Call Information

First Security's executive management team will host a conference call and simultaneous web cast on Tuesday, April 22, 2008 at 3:00 PM Eastern Daylight Time to discuss first quarter results. The web cast can be accessed live on First Security's website, www.FSGBank.com, on the Corporate Information/Investor Relations page. A replay will be available approximately two hours after the live conference call ends, and will be archived on First Security's website for one month.

About First Security Group, Inc.

First Security Group, Inc. is a bank holding company headquartered in Chattanooga, Tennessee with $1.2 billion in assets. Founded in 1999, First Security's community bank subsidiary, FSGBank, N.A. has 39 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning, Internet banking (www.FSGBank.com) and equipment leasing through its wholly-owned subsidiaries, Kenesaw Leasing and J & S Leasing.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America (GAAP). First Security's management uses these "non-GAAP" measures in their analysis of First Security's performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on First Security's performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of First Security's core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by First Security with the Securities and Exchange Commission. First Security undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

First Security Group, Inc. and Subsidiary
Consolidated Statements of Income

	Three Months Ended
	March 31,
(in thousands except per share amounts)	2008	2007
	(unaudited)	(unaudited)
INTEREST INCOME
Loans, including fees	$18,603	$18,372
Debt Securities - taxable	1,135	1,292
Debt Securities - non-taxable	398	410
Other	11	24
Total Interest Income	20,147	20,098

INTEREST EXPENSE
Interest Bearing Demand Deposits	99	125
Savings Deposits and Money Market Accounts	638	771
Certificates of Deposit of $100 thousand or more	2,714	2,629
Certificates of Deposit of less than $100 thousand	3,037	3,152
Brokered Certificates of Deposit	736	982
Other	1,408	580
Total Interest Expense	8,632	8,239

NET INTEREST INCOME	11,515	11,859
Provision for Loan and Lease Losses	1,178	417
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	10,337	11,442

NONINTEREST INCOME
Service Charges on Deposit Accounts	1,275	1,140
Other than Temporary Impairment of Available-for-Sale Securities	-	(584)
Other	1,679	1,658
Total Noninterest Income	2,954	2,214

NONINTEREST EXPENSE
Salaries and Employee Benefits	5,757	5,822
Expense on Premises and Fixed Assets, net of rental income	1,684	1,627
Other	2,623	2,749
Total Noninterest Expense	10,064	10,198

INCOME BEFORE INCOME TAX PROVISION	3,227	3,458
Income Tax Provision	984	1,104
NET INCOME	2,243	2,354

NET INCOME PER SHARE:
Net Income Per Share - basic	$0.14	$0.14
Net Income Per Share - diluted	$0.14	$0.13
Dividends Declared Per Common Share	$0.05	$0.05

First Security Group, Inc. and Subsidiary
Consolidated Balance Sheets

	March 31,	December 31,	March 31,
(in thousands, except share data)	2008	2007	2007
	(unaudited)		(unaudited)

ASSETS
Cash & Due from Banks	$34,518	$27,394	$31,472
Federal Funds Sold and Securities Purchased under Agreements to Resell	-	-	-
Cash and Cash Equivalents	34,518	27,394	31,472
Interest-Bearing Deposits in Bank	1,461	296	189
Securities Available-for-Sale	131,352	131,849	153,649
Loans Held for Sale	6,385	4,396	5,251
Loans	971,011	948,709	858,689
Total Loans	977,396	953,105	863,940
Less: Allowance for Loan and Lease Losses	11,313	10,956	10,154
	966,083	942,149	853,786
Premises and Equipment, net	34,273	34,751	35,830
Goodwill	27,156	27,156	27,156
Intangible Assets	2,975	3,200	3,921
Other Assets	49,851	45,160	41,774
TOTAL ASSETS	$1,247,669	$1,211,955	$1,147,777

LIABILITIES
Deposits
Noninterest-Bearing Demand	$162,996	$159,790	$166,492
Interest-Bearing Demand	68,963	62,637	68,649
	231,959	222,427	235,141
Savings and Money Market Accounts	135,288	131,352	135,897
Time Deposits:
Certificates of Deposit of $100 thousand or more	219,611	225,491	212,536
Certificates of Deposit of less than $100 thousand	253,812	259,628	263,514
Brokered Certificates of Deposit	94,848	63,731	79,225
	568,271	548,850	555,275
Total Deposits	935,518	902,629	926,313
Federal Funds Purchased and Securities Sold under Agreements to Repurchase	51,382	62,286	26,991
Security Deposits	2,478	2,799	3,704
Other Borrowings	92,788	80,459	31,928
Other Liabilities	15,214	16,089	12,442
Total Liabilities	1,097,380	1,064,262	1,001,378
STOCKHOLDERS' EQUITY
Common stock - $0.01 par value 50,000,000 shares authorized; 16,454,823 issued as of March 31, 2008; 16,774,728 issued as of December 31, 2007; 17,678,082 issued as of March 31, 2007	114	116	123
Paid-In Surplus	112,264	114,631	123,448
Unallocated ESOP Shares	(4,040)	(4,310)	(4,876)
Retained Earnings	35,702	34,279	27,827
Accumulated Other Comprehensive Gain / (Loss)	6,249	2,977	(123)
Total Stockholders' Equity	150,289	147,693	146,399
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,247,669	$1,211,955	$1,147,777

First Security Group, Inc and Subsidiary
Consolidated Financial Highlights
(unaudited)

	(in thousands, except per share amounts and full-time equivalent employees)

	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	YTD	YTD
	2008	2007	2007	2007	2007	March 31, 2008	March 31, 2007

Earnings:
Net interest income	$11,515	$12,301	$12,526	$12,236	$11,859	$11,515	$11,859
Provision for loan and lease losses	$1,178	$746	$576	$416	$417	$1,178	$417
Non-interest income	$2,954	$3,338	$3,094	$2,654	$2,214	$2,954	$2,214
Non-interest expense	$10,064	$10,474	$10,556	$10,213	$10,198	$10,064	$10,198
Net income	$2,243	$3,092	$3,022	$2,888	$2,354	$2,243	$2,354

Per Share Data:
Net income, basic	$0.14	$0.19	$0.18	$0.17	$0.14	$0.14	$0.14
Net income, diluted	$0.14	$0.18	$0.18	$0.17	$0.13	$0.14	$0.13
Cash dividends declared	$0.05	$0.05	$0.05	$0.05	$0.05	$0.05	$0.05
Book value	$9.13	$8.80	$8.59	$8.28	$8.28	$9.13	$8.28
Tangible book value	$7.30	$6.99	$6.82	$6.52	$6.52	$7.30	$6.52

Performance Ratios:
Return on average assets	0.73%	1.03%	1.03%	1.01%	0.83%	0.73%	0.83%
Return on average equity	6.02%	8.37%	8.27%	7.89%	6.46%	6.02%	6.46%
Return on average tangible assets	0.75%	1.05%	1.05%	1.04%	0.85%	0.75%	0.85%
Return on average tangible equity	7.55%	10.54%	10.48%	10.01%	8.22%	7.55%	8.22%
Net interest margin, taxable equivalent	4.30%	4.61%	4.80%	4.91%	4.86%	4.30%	4.86%
Efficiency ratio	69.56%	66.97%	67.58%	68.59%	72.47%	69.56%	72.47%
Core efficiency ratio(1)	67.20%	60.55%	64.68%	64.95%	66.12%	67.20%	66.12%
Non-interest income to net interest income and non-interest income	20.42%	21.34%	19.81%	17.82%	15.73%	20.42%	15.73%

Capital & Liquidity:
Total equity to total assets	12.05%	12.19%	12.38%	12.51%	12.76%	12.05%	12.76%
Tangible equity to tangible assets	9.87%	9.93%	10.08%	10.12%	10.33%	9.87%	10.33%
Total loans to total deposits	104.48%	105.59%	99.90%	98.22%	93.27%	104.48%	93.27%

Asset Quality:
Net charge-offs	$815	$419	$298	$201	$211	$815	$211
Net loans charged-off to average loans, annualized	0.34%	0.18%	0.13%	0.09%	0.10%	0.34%	0.10%
Non-accrual loans	$5,047	$3,372	$1,687	$938	$1,755	$5,047	$1,755
Other real estate owned	$3,510	$2,452	$2,646	$2,014	$2,796	$3,510	$2,796
Repossessed assets	$1,641	$1,834	$2,489	$1,707	$1,734	$1,641	$1,734
Non-performing assets (NPA)	$10,198	$7,658	$6,822	$4,659	$6,285	$10,198	$6,285
NPA to total assets	0.82%	0.63%	0.57%	0.40%	0.55%	0.82%	0.55%
Loans 90 days past due	$1,473	$2,289	$585	$1,639	$1,640	$1,473	$1,640
NPA + loans 90 days past due to total assets	0.94%	0.82%	0.62%	0.54%	0.69%	0.94%	0.69%
Allowance for loan and lease losses to total loans	1.16%	1.15%	1.13%	1.14%	1.18%	1.16%	1.18%
Allowance for loan and lease losses to NPA	110.93%	143.07%	155.89%	222.43%	161.56%	110.93%	161.56%

Period End Balances:
Loans	$977,396	$953,105	$940,025	$909,177	$863,940	$977,396	$863,940
Intangible assets	$30,131	$30,356	$30,579	$30,822	$31,077	$30,131	$31,077
Assets	$1,247,669	$1,211,955	$1,198,465	$1,157,919	$1,147,777	$1,247,669	$1,147,777
Deposits	$935,518	$902,629	$940,988	$925,628	$926,313	$935,518	$926,313
Stockholders' equity	$150,289	$147,693	$148,318	$144,894	$146,399	$150,289	$146,399
Common stock market capitalization	$149,411	$150,640	$172,750	$188,978	$201,176	$149,411	$201,176
Full-time equivalent employees	366	371	373	375	369	366	369
Shares outstanding	16,455	16,775	17,275	17,498	17,678	16,455	17,678

Average Balances:
Loans	$966,004	$950,640	$926,216	$884,383	$855,569	$966,004	$855,569
Intangible assets	$30,256	$30,475	$30,708	$30,958	$31,220	$30,256	$31,220
Earning assets	$1,099,190	$1,080,278	$1,053,908	$1,018,666	$1,010,315	$1,099,190	$1,010,315
Assets	$1,224,678	$1,204,038	$1,178,298	$1,141,946	$1,137,915	$1,224,678	$1,137,915
Deposits	$893,838	$926,149	$934,034	$917,215	$920,718	$893,838	$920,718
Stockholders' equity	$149,015	$147,832	$146,101	$146,412	$145,778	$149,015	$145,778
Shares outstanding, basic - wtd	16,144	16,585	16,901	17,117	17,241	16,144	17,241
Shares outstanding, diluted - wtd	16,334	16,849	17,223	17,482	17,641	16,334	17,641

(1) In accordance with SNL Financial practice, the core efficiency ratio is calculated on a fully tax equivalent basis excluding certain non-cash items, such as amortization of intangibles, gains or losses on investment securities and gains, losses and write-downs on foreclosed and repossessed properties.

Non-GAAP Reconciliation Table

	(in thousands, except per share data)

	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Year-to-Date	Year-to-Date
	2008	2007	2007	2007	2007	March 31, 2008	March 31, 2007

Return on average assets	0.73%	1.03%	1.03%	1.01%	0.83%	0.73%	0.83%
Effect of intangible assets	0.02%	0.02%	0.02%	0.03%	0.02%	0.02%	0.02%
Return on average tangible assets	0.75%	1.05%	1.05%	1.04%	0.85%	0.75%	0.85%

Return on average equity	6.02%	8.37%	8.27%	7.89%	6.46%	6.02%	6.46%
Effect of intangible assets	1.53%	2.17%	2.21%	2.12%	1.76%	1.53%	1.76%
Return on average tangible equity	7.55%	10.54%	10.48%	10.01%	8.22%	7.55%	8.22%

Total equity to total assets	12.05%	12.19%	12.38%	12.51%	12.76%	12.05%	12.76%
Effect of intangible assets	-2.18%	-2.26%	-2.30%	-2.39%	-2.43%	-2.18%	-2.43%
Tangible equity to tangible assets	9.87%	9.93%	10.08%	10.12%	10.33%	9.87%	10.33%

Efficiency ratio	69.56%	66.97%	67.58%	68.59%	72.47%	69.56%	72.47%
Effect of non-cash items	-1.27%	-5.46%	-1.91%	-2.61%	-5.24%	-1.27%	-5.24%
Effect of net interest income, tax equivalent adjustment	-1.09%	-0.96%	-0.99%	-1.03%	-1.11%	-1.09%	-1.11%
Core efficiency ratio	67.20%	60.55%	64.68%	64.95%	66.12%	67.20%	66.12%

Per Share Data
Book value	$9.13	$8.80	$8.59	$8.28	$8.28	$9.13	$8.28
Effect of intangible assets	(1.83)	(1.81)	(1.77)	(1.76)	(1.76)	(1.83)	(1.76)
Tangible book value	$7.30	$6.99	$6.82	$6.52	$6.52	$7.30	$6.52

Supplemental Data	(in thousands)

Allowance for loan and lease losses	$11,313	$10,956	$10,635	$10,363	$10,154	$11,313	$10,154
Net interest income, tax equivalent	$11,749	$12,541	$12,761	$12,474	$12,102	$11,749	$12,102
Amortization of intangibles	$225	$223	$243	$254	$265	$225	$265
Loss on sales of available-for-sale securities, net	$-	$-	$-	$168	$-	$-	$-
Other-than-temporary impairment of securities	$-	$-	$-	$-	$584	$-	$584
Gain on sales of foreclosed and repossessed property, leased equipment, premises and equipment and loans	$(97)	$(508)	$(210)	$(68)	$(188)	$(97)	$(188)
Losses on sales of foreclosed and repossessed property and premises and equipment	$14	$370	$156	$8	$7	$14	$7
Write-downs on foreclosed and repossessed property	$10	$574	$38	$60	$199	$10	$199
Mortgage loan and related fees	$523	$352	$396	$388	$458	$523	$458

CONTACT:
First Security Group, Inc.
Rodger B. Holley, 423-308-2080
Chairman & CEO
rholley@FSGBank.com
or
William L. (Chip) Lusk, Jr., 423-308-2070
EVP & CFO
clusk@FSGBank.com